EXHIBIT 11


                        POLARIS INDUSTRIES PARTNERS L.P.
                       COMPUTATION OF NET INCOME PER UNIT
                                   UNAUDITED
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

                                      QUARTER ENDED              YEAR-TO DATE
                                 ------------------------  ------------------------
                                 6/30/94      6/30/93      6/30/94      6/30/93
                                 -----------  -----------  -----------  -----------
Total net income per period      $10,542,000  $ 6,542,000  $19,108,000  $12,680,000

Allocated to:

 General Partner                   2,192,000    1,361,000    3,974,000    2,637,000
                                 -----------  -----------  -----------  -----------

 Limited Partners                $ 8,350,000  $ 5,181,000  $15,134,000  $10,043,000
                                 ===========  ===========  ===========  ===========

Average A-BACs                    15,965,000   14,899,000   15,965,000   14,899,000

Average First Rights                 342,000      377,000      342,000      377,000

Average Second Rights                      0      850,000            0      850,000
                                 -----------  -----------  -----------  -----------

  Total BACs and equivalents      16,307,000   16,126,000   16,307,000   16,126,000
                                  ==========   ==========   ==========   ==========

Income per unit:                       $0.51        $0.32        $0.93        $0.62
                                       =====        =====        =====        =====

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